Audit Committee of the
  Board of Directors
Community First Bancorp, Inc.
Madisonville, Kentucky


We consent to the incorporation by reference in this registration statement of Community First Bancorp, Inc. (Company) on Form S-8 of our report dated February 25, 2005, on our audits of the consolidated financial statements of the Company as of December 31, 2004 and 2003, and for the years ended December 31, 2004 and 2003, which report is included in the Annual Report on Form 10-KSB, for the year ended December 31, 2004.


         /s/ BKD, LLP

June 8, 2005